CONFIDENTIAL

Chad bourn

S E C U R I T I E S
1050 RIVERSIDE AVENUE
JACKSONVILLE, FLORIDA 32204
904-354-3632

MEMBER NASD ***MEMBER SIPC***

November 6, 2006

Mr. J. Greig
Naptau Gold Corporation
1941 Lake Whatcom Blvd.
Suite # 212
Bellingham, Wa. 98229

RE: Private Placement Letter of Intent

Gentlemen:

Reference is made to our recent discussions relating to a proposed private placement Private offering by you and certain others persons, as hereinafter defined, of debt Private Placement and shares of common stock (the "Shares") to be issued by NAPTAU GOLD CORPORATION, a Delaware corporation (the "Company"). Based upon our discussions, financial materials which you have made available to us describing the Company and its principals, the present and proposed business activities of the Company and the Company's operations and financial condition, we hereby confirm in principle our interest in placing on a best efforts basis a private placement (the "Private Placement") of the Company's Shares upon the following basic terms and conditions:

1. Chadbourn Securities, Inc. ("Chadbourn") sometimes referred to herein as the "Placement Agent" will undertake the Private Placement on a "best efforts" basis for the account of the Company and aggregate of Five Hundred Million Dollars ($500,000,000.00) in combined equity and debt.

2. As Placement Agent of the Company, we shall, as soon as practicable, arrange up to a maximum of Five Hundred Million Dollars ($500,000,000.00) Private Placement for the Company through the issuance by the Company of (To be determined) Shares common stock to

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be offered to "Accredited Investors," as the term is defined in Section 501 (a) of Regulation D of the General Rules and Regulations of the Securities and Exchange Commission, and debt..

a) Chadbourn's fee for the Private Placement shall be: (I) Seven and One Half Percent (7½ %) of the aggregate proceeds to be received by the Company over the Equity Portion of the raise, Three and One Half Percent(3½%) of the debt portino, (II) a non-accountable expense allowance of Two Percent (2%) of the first Ten Million Dollars ($10,000,000.00) of gross proceeds and, (III) common stock warrants to be issued in the amount equal to Ten Percent (10%) of the Shares sold, exercisable at the same price as the Private Placement price for a period of Seven (7) Years, and for Debt Warrants in an amount equivalent to an equal dollar amount for ten percent of Shares or Warrants.

b) The Company will be responsible for all other related expenses of the Private Placement, including legal, accounting and other costs (not to exceed One hundred Thousand Dollars ($100,000.00)) of preparing, printing and delivering the Private Placement Memorandum("PPM").

c) Constance J. Miller, Esq. will act as Placement Agent counsel and will assist the Company's counsel in the preparation of the Private Placement Memorandum in conformity with the provisions of Regulation D, perform selected due diligence, prepare the Placement Agent Agreement, Blue Sky matters.

d) A good faith retainer (the "Retainer") of Ten Thousand Dollars ($10,000.00) shall be payable to Chadbourn Securities, Inc. and the Company shall issue Chadbourn Securities Five Hundred Thousand (500,000) shares of its common stock upon execution of this Letter of Intent. This Ten Thousand Dollars ($10,000.00) will be applied against expenses.

3. Chadbourn's willingness to proceed with the Private Placements is subject to the following:

a) If required by market conditions, the recapitalization of the Company on terms mutually acceptable to the Company and the Placement Agent.

b) Chadbourn's satisfaction with the Company's financial position, results of operations and prospects,

c) satisfactory completion of Chadbourn's due diligence investigation of the Company,

d) preparation of a PPM and other appropriate documents relating to the Private Placement and by the Company and counsel to be retained for this purpose,

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e) compliance with all legal and regulatory requirements to the satisfaction of Chadbourn's counsel, and

f) market conditions at the time of the Offering.

4. Pending the completion of the Private Placement, the Company agrees that it will not negotiate with any other person relating to a possible public offering and private placement of its securities during the period commencing on the date of this Letter of Intent and ending on November, 15, 2007.

5. The financial statements of the Company relating to the proposed Private Placement shall be audited by (to be named) or another recognized accounting firm reasonably satisfactory to the Placement Agent. The Company shall engage as its securities counsel Constance J. Miller, Esq., or another legal firm with significant experience in the area of securities law, which firm shall be reasonably satisfactory to the Placement Agent

6. In addition to the non-accountable expenses payable to the Placement Agent, the Placement Agent shall be reimbursed for its accountable expenses related to its due diligence review and road shows in the aggregate amount not to exceed Twenty-Five Thousand Dollars ($25,000.00). If the proposed Private Placement is not completed because, (i) the Placement Agent prevents its completion (except if such prevention is based upon breach by the Company of any covenant, representation, or warranty contained herein) the company may terminate this Letter of Intent and the Company's liability shall be the accountable expenses of the Placement Agent set forth the in this paragraph, and the Placement Agent shall refund the Balance paid as the Retainer. If the proposed Private Placement is not completed because the Company prevents it or because of a breach by the Company of any such covenants, representations or warranties, the Company's liability shall be Ten Thousand Dollars ($10,000.00) (which is the Retainer paid at the signing of the Letter of Intent), plus an amount equal to the amount of accountable expenses set forth in this paragraph. In the event that prior to November 15, 2007, the Company enters into an arrangement with a third party for a public or private financing of securities of the Company and the Placement Agent has not previously abandoned the Private Placement, and the Company consummates the third party financing prior to November 15, 2008 upon the closing of such financing the Company shall pay One Hundred Thousand Dollars ($100,000.00) to the Placement Agent.

7. Assuming the closing of the Private Placement, the Company agrees the Placement Agent shall have a preferential right for a period of Eighteen (18) months from the final closing date to purchase for its account or to sell for the account of the Company (collectively referred to herein as the Company) any securities with respect to which the Company may seek a public or private offering of the Company's securities solely for cash consideration in the United States Pursuant

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to a registration under the Securities Act of 1933 or otherwise. The Company will consult Chadbourn with regard to any such offering and will offer us the opportunity to purchase or sell any such securities on terms not more favorable to the Company than they can secure elsewhere. If the Placement Agent fails to accept in writing such proposal for financing made by the Company within Ten (10) business days after the receipt of a notice containing such proposal, then Chadbourn will have no further claim or right with respect to the financing proposal contained in such notice. If, thereafter, such proposal is modified prior to the filing of the registration statement and if such modification is less favorable to the Company, the Company shall adopt the same procedure as with respect to the original proposal. Should we not avail ourselves of such opportunity to act as a Placement Agent, we would no longer have any preferential rights for future financing pursuant to the Section 7. The Company agrees that any breach by the Company of our rights of first refusal shall be enforceable by us through injunctive relief. The Company represents and warrants that no other person or entity has any rights to participate in any offer, sale or distribution of securities with respect to which we shall have a preferential right. The Company has advised us that no person is entitled, directly or indirectly, to compensation from the Company for services as a finder in connection with the Private Placement contemplated by this Letter of Intent.

8. Upon the closing of the Private Placement, if requested by the Placement Agent, for a Twenty-Four (24) month period, a designee of Chadbourn shall be appointed as an observer to the Board of Directors of the Company, Subject to such applicable law. During such period, the observer shall receive notice of all Board meetings and shall have the right to attend all meetings of the Board of Directors, but shall not have a vote and shall recuse himself at the request of the Board of Directors. The Company will reimburse the designee for his travel and out-of-pocket expenses in connection with his attendance at only one meeting in any twelve (12) month period.

9. Upon the closing of the Private Placement the Company will sign a consulting agreement for the Placement Agent to act as non-exclusive investment banker for a Twelve (12) month period at a fee of Ten Thousand Dollars ($10,000.00) per month, payable monthly.

10. The Placement Agent Agreement shall contain customary representations and warranties and indemnification of the Placement Agent against certain liabilities which may arise in connection with the Private Placement, including civil liabilities under the Securities Act of 1933, as amended.

11. Chadbourn reserves the right, in its sole discretion, to reduce any item of its compensation or adjust the terms thereof as specified herein in the event that a determination should be made by the NASD and/or the securities department of any jurisdiction to the effect that its aggregate compensation is excessive or that the terms thereof require such adjustment. Any such reduction or adjustment shall not affect any other terms or provisions of the Letter of Intent.

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12. Each officer and director of the Company shall agree that for a period of One Hundred Eighty (180) days from the closing of the Private Placement, he shall not publicly sell, assign or Napiautransfer not more than an aggregate of Twenty Thousand (20,000) Shares in any thirty (30) day period without the prior consent of Chadbourn.

13. For a period from the date hereto until the earlier of (I) the termination of this Letter of Intent or (II) one year from the date hereof, the Placement Agent shall have the right to review all compensation and other arrangements between the Company and its present officers and directors entered into after the date of the Letter of Intent (other than changes in compensation applicable with respect to all employees generally), and all compensation and other arrangements between the Company and persons who hereafter become officers and directors which arrangements are on terms materially different from those of current officers and directors

14. The Company represents and warrants to Chadbourn that it is not obligated to pay a finder's fee to anyone in connection with the introduction of the Company to Chadbourn and that it has not paid any monies, securities or other compensation to any member of the NASD or the any affiliate of such a member during the prior Twelve (12) Months (except for payments to Chadbourn).

15. The Company agrees that, for a period of Twelve (12) Months from the date hereof, it shall not solicit any offer to buy from or offer to sell any person introduced to the Company by the Placement Agent in connection with the Private Placement, directly or indirectly, any securities of the Company, or provide the name of any such person to any other securities broker or dealer or selling agent, for the sole purpose of offering the Company's securities, excluding any Rights offering to all stockholders. In the event that the Company or any of its affiliates, directly or indirectly, solicits, offers to but from or offers to sell to any such person any such securities or provides the name of any such person to any other securities broker or dealer or selling agent, and such person purchases such securities or purchases the Company's securities from any other securities broker or dealer of selling agent, the Company shall pay to the Placement Agent an amount equal to Five Percent (5%) of the aggregate purchase price of the securities so purchased by such person.

16. Chadbourn shall be the lead Placement Agent for the purpose of giving consents on behalf of the Placement Agent with respect to the proposed Private Placement and for the receipt of fees payable and notices given by the Company hereunder.

17. This Letter of Intent shall be deemed to have been made and delivered in Delaware and shall be governed as to validity, interpretation, construction, effect and in all other respect by the internal laws of the State of Delaware. This Letter of Intent constitutes the entire agreement among the parties hereto as to the subject matter herein.

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18. The foregoing is only an outline of the proposed Private Placement and each of the foregoing terms must be interpreted in the form in which it finally appears in the proposed Private Placement Agreement and related documents. This Letter of Intent shall not create any legal binding obligation as to the parties hereto except to the extent of Section 5 herein. The purpose of this Letter of Intent is set forth the basis upon which the parties hereto shall proceed in good faith with the Private Placement and to concluded definitive agreements, including, but not limited to the Placement Agent Agreement, with respect to such transactions.

If the foregoing conforms to your understanding, please sign, date and return to us the enclosed copy of the letter.

Very truly yours,

CHADBOURN SECURITIES, INC.

By: ______________________
Daniel R. Murphy, Chairman

AGREED TO:
On Behalf of Naptau Gold Corporation
This 6 day of October, 2006

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Dr. J. Greig
Chief Executive Officer

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